Exhibit 99.2

Sequenom Contact	SensiGen Contact
Paul W. Hawran	George G. Smith III
Chief Financial Officer	(734) 213-7600
(858) 202-9000	info@sensigen.com

Investor Relations Contact
Lippert/Heilshorn & Associates
Jody Cain (jcain@lhai.com)
Kevin Mc Cabe (kmccabe@lhai.com)
(310) 691-7100

SEQUENOM AND SENSIGEN EXPAND GLOBAL ALLIANCE

SAN DIEGO, Calif. and ANN ARBOR, Mich.—July 30, 2008—Sequenom, Inc. (NASDAQ: SQNM), a leading provider of molecular diagnostic applications and genetic analysis products and services, and SensiGen LLC, a privately held biotechnology company focused on developing proprietary gene-based, molecular diagnostic tests, today announced expansion of their global alliance to develop and market advanced diagnostic tests and systems to commercial laboratories worldwide. Under the expanded agreement, in addition to commercializing SensiGen’s advanced test for human papillomavirus (HPV) exclusively on Sequenom’s MassARRAY® platform, SensiGen will also be the exclusive provider of MassARRAY platform-based assays for SensiGen’s newly developed Chronic Kidney Disease (CKD) and Lupus tests. Sequenom will exclusively supply platform technology and reagents used for commercializing SensiGen’s proprietary tests. The expanded agreement also provides Sequenom with the future right to a minority equity interest in SensiGen. Financial terms of the alliance were not disclosed.

“SensiGen’s portfolio of advanced diagnostic tests is complementary to the proprietary portfolio of diagnostic tests that Sequenom is building, especially in the area of women’s health,” said Harry Stylli, Ph.D., President and Chief Executive Officer of Sequenom. “We believe this expanded alliance with SensiGen will enable us to offer a broader menu of MassARRAY platform-based products and services that meet the needs of clinical laboratory customers and provide significant value in the global healthcare marketplace.”

SensiGen’s AttoSense™ assays are capable of accurately identifying minute quantities—in some cases a single copy—of the biomarkers associated with the onset of major diseases or the pathogens that cause them. SensiGen’s assays are designed to take advantage of the high sensitivity and specificity of the MassARRAY system by coupling SensiGen’s state-of-the-art polymerase chain-reaction (PCR) methodology, with its proprietary sample preparation methods, primers and markers, to achieve

Sequenom and SensiGen Expand Global Alliance

unprecedented results. Because the mass of a biological substance is highly specific, this technique is well-suited for identifying nucleic acids that are difficult to detect accurately by current hybridization methods and / or are found in extremely small quantities.

“We now have a growing database of results from numerous customer-evaluation and benchmarking studies that demonstrate the superiority of the AttoSense™ / MassARRAY technology method compared to conventional hybridization methods in terms of both technical quality, as well as throughput and cost-per-test,” said Shawn M. Marcell, President and Chief Executive Officer of SensiGen. “No other platform can deliver the level of precision and accuracy that our AttoSense™ assays achieve on the MassARRAY system. We are pleased to expand our relationship with Sequenom and are eager to accelerate our development and joint marketing efforts in the months ahead.”

About Human Papillomavirus (HPV)

In the United States, more than 55 million women are screened each year for cervical cancer at a cost of more than $2 billion. Despite screening, 9,000 new cases and 4,000 deaths from cervical cancer are reported annually, due in part to the limitations of currently available tests. In addition to the well-known Pap test, more than 7 million HPV DNA tests are conducted annually worldwide, and the total number of HPV DNA tests is growing at a rate exceeding 35% per year.

SensiGen’s proprietary AttoSense™ HPV test is a highly sensitive (98% +), specific (99%+), multiplex assay that in one step identifies the presence and quantity of all known HPV oncogenic types. The extreme accuracy versus conventional methods, attractive economics and ease of integration into current laboratory practice offered by the AttoSense™ HPV test provide competitive advantages and significant worldwide market potential. This assay is in late-stage development and clinical trials are expected to begin in late 2008.

About Chronic Kidney Disease (CKD)

Approximately 20 million Americans have some evidence of CKD and another 20 million are at risk for developing this disease. High-risk groups for which annual screening would be indicated include Type I or Type II diabetes patients, hypertensives, and patients with systemic Lupus erythematosus (SLE). In the U.S., $450 million is spent annually on kidney disease testing primarily via the micro albumin test, which only detects later stages of the disease (Stage 3 and beyond), at a time when treatment options are far less effective.

Sequenom and SensiGen Expand Global Alliance

SensiGen’s proprietary AttoSense™ Kidney test detects a specific gene product uniquely associated with the onset of pathological processes that lead to CKD (i.e., in Stages 1 & 2 of the disease). Current testing modalities are unable to detect these processes before Stage 3, at which point extensive and irreversible kidney damage has occurred. When detected early, available treatments for CKD can arrest or significantly delay disease progression. The AttoSense™ Kidney Test is in late-stage development and clinical trials are expected to begin in late 2008 or early 2009.

About Lupus

Systemic Lupus erythemetosis (SLE) is a widespread and chronic autoimmune disease in which an individual’s immune system attacks the body’s own tissues and organs. An estimated 1.5 million Americans, mainly women, are currently afflicted with Lupus and 16,000 new cases are diagnosed annually. Symptoms of Lupus include extreme fatigue, painful and swollen joints, fever, skin rashes and deterioration of kidney function. The root cause of this disease is unknown, and there is no known cure. If detected sufficiently early, treatments are available to help patients manage the disease and reduce the impact of periodic episodes or symptom flare-ups common to Lupus.

SensiGen is developing a test for a set of proprietary epigenetic biomarkers that have been shown to be uniquely associated with the onset and severity of Lupus. The role of epigenetics in the etiology of human diseases is becoming increasingly recognized, making it among the fastest growing fields of genetic research today. Tests for epigenetic biomarkers must accurately distinguish between subtle differences in genetic codes and must also measure the precise ratio of their quantities. SensiGen is developing an AttoSense™ multiplex assay for these new epigenetic biomarkers and data obtained from initial studies is promising.

About Sequenom

Sequenom is committed to providing the best genetic analysis products that translate the results of genomic science into solutions for noninvasive prenatal diagnostics, biomedical research, translational research and molecular medicine applications, and for research conducted in the agro (agricultural and livestock) industry. The Company’s proprietary MassARRAY system is a high-performance (in speed, accuracy and cost efficiency) nucleic acid analysis platform that quantitatively and precisely measures genetic target material and variations. The Company has exclusively licensed intellectual property rights for the development and commercialization of noninvasive prenatal genetic tests for use with the MassARRAY system and other platforms.

Sequenom and SensiGen Expand Global Alliance

About SensiGen LLC

SensiGen is a biotechnology company focused on gene-based molecular diagnostics. The Company develops advanced high value diagnostic tests to enable early detection of diseases, aimed at improving standards of care and reducing overall health care costs. Current products in development include tests for early detection of human papillomavirus (HPV), the primary cause of cervical cancer, Chronic Kidney Disease (CKD), Lupus, and others. SensiGen’s proprietary molecular diagnostic assays offer dramatic improvements over current methods. Additional information is available at www.sensigen.com.

SensiGen™ and AttoSense™ are trademarks of SensiGen LLC.

Sequenom® and MassARRAY® are trademarks of Sequenom, Inc.

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding Sequenom and SensiGen’s expectations to develop and market advanced diagnostic tests and systems for HPV, CKD, and Lupus, and the effects, impact, or benefits of such tests including improving early detection, the future right to an equity interest by Sequenom in SensiGen, Sequenom’s plans to offer a broader menu of MassARRAY platform-based products and services to clinical laboratory customers and to provide significant value in the global healthcare marketplace, acceleration of development and joint marketing efforts by Sequenom and SensiGen, and SensiGen’s clinical trial expectations and their timing for its HPV and Kidney tests, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with reliance upon the collaborative efforts of other parties such as SensiGen, new assay designs, new technology and product development and commercialization particularly for new diagnostics, research and development progress, government regulation, obtaining or maintaining regulatory approvals, and other risks detailed from time to time in Sequenom’s SEC (U.S. Securities and Exchange Commission) filings, including Sequenom’s Annual Report on Form 10-K for the year ended December 31, 2007, most recently filed periodic quarterly report, and other documents subsequently filed with or furnished to the SEC. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

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